Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-147004) pertaining to the Encore Energy Partners GP LLC Long-Term Incentive Plan of our report dated April 23, 2008, with respect to the carve out financial statements of Encore Operating L.P.’s Permian and Williston Basin Operations as of December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007, included in this Form 8-K/A of Encore Energy Partners LP dated April 24, 2008.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 24, 2008